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                                                                    Exhibit 12.1

                        Capital One Financial Corporation
                 Computation of Earnings to Fixed Charges Ratios
             For the Six Months Ended June 30, 2002 and 2001 and the
            Years Ended December 31, 2001, 2000, 1999, 1998 and 1997

                                                      Six Months
                                                        Ended                              Year Ended
                                                       June 30                            December 31
                                                ---------------------     ---------------------------------------------------------
                                                   2002        2001          2001        2000       1999        1998       1997
                                                ---------------------     ---------------------------------------------------------
Earnings:
  Income before income taxes (a)                $ 646,987   $ 482,164     $1,035,420    757,474  $ 577,017   $ 443,921  $ 305,453

  Fixed Charges:
    Interest expense                              693,372     561,300      1,171,007    801,017    540,882     424,284    341,849
    Amortization of debt discount                      -           -             -           -          -           -          -
    Rent representative of interest                 6,789       9,356         19,260     33,407     11,107      10,095      9,430
    Preferred stock dividends                          -           -             -           -          -           -          -
                                                ---------------------     ---------------------------------------------------------
       Total fixed charges (b)                    700,161     570,656      1,190,267    834,424    551,989     434,379    351,279

    Less: Interest expense on deposits            381,275     302,440        640,470    324,008    137,792      67,479     41,932
                                                ---------------------     ---------------------------------------------------------
      Total fixed charges excluding
        interest on deposits (c)                  318,886     288,216        549,797    510,416    414,197     366,900    309,347

      Total fixed charges excluding
        preferred stock dividends (d)             700,161     570,656      1,190,267    834,424    551,989     434,379    351,279

      Total fixed charges excluding
        interest on deposits and
        preferred stock dividends (e)           $ 318,886   $ 268,216     $  549,797  $ 510,416  $ 414,197   $ 366,900  $ 309,347

Earnings to fixed charges [(a)+(b)]/(b)              1.92        1.84           1.87       1.91       2.05        2.02       1.87

Earnings to fixed charges excluding
  deposits [(a)+(c)]/(c)                             3.03        2.80           2.88       2.48       2.39        2.21       1.99

Earnings to fixed charges excluding
  preferred stock dividends [(a)+(d)]/(d)            1.92        1.84           1.87       1.91       2.05        2.02       1.87

Earnings to fixed charges excluding deposits
  and preferred stock dividends [(a)+(e)]/(e)        3.03        2.80           2.88       2.75       2.39        2.21       1.99
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